Filed pursuant to Rule 433

Registration No. 333-277522

Issuer Free Writing Prospectus dated March 12, 2025

Relating to Preliminary Prospectus Supplement dated March 12, 2025

NETAPP, INC.

Pricing Term Sheet

5.500% Senior Notes due 2032

5.700% Senior Notes due 2035

Issuer:	NetApp, Inc.

Format:	SEC Registered

Trade Date:	March 12, 2025

Settlement Date (T+3)*:	March 17, 2025

Ratings**:	Baa2 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services

5.500% Senior Notes due 2032

Title:	5.500% Senior Notes due 2032

Principal Amount:	$625,000,000

Maturity Date:	March 17, 2032

Coupon:	5.500%

Price to Public:	100.000% of the principal amount

Yield to Maturity:	5.500%

Spread to Benchmark Treasury:	130 bps

Benchmark Treasury:	4.125% due February 29, 2032

Benchmark Treasury Price and Yield:	99-17+; 4.200%

Interest Payment Dates:	Semi-annually on March 17 and September 17, commencing September 17, 2025

Optional Redemption:	The 2032 notes will be redeemable in whole or in part at any time prior to the Par Call Date at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the “make whole amount,” which means (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the 2032 notes) plus 20 basis points, less (b) interest accrued to the date of redemption; plus in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Change of Control Put:	101% of the principal amount plus accrued interest

Par Call Date:	January 17, 2032 (two months prior to the maturity date of the 2032 notes)

CUSIP/ISIN:	64110D AM6 / US64110DAM65

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC BofA Securities, Inc. Wells Fargo Securities, LLC Citigroup Global Markets Inc. MUFG Securities Americas Inc.

Co-Manager:	BNP Paribas Securities Corp.

5.700% Senior Notes due 2035

Title:	5.700% Senior Notes due 2035

Principal Amount:	$625,000,000

Maturity Date:	March 17, 2035

Coupon:	5.700%

Price to Public:	99.894% of the principal amount

Yield to Maturity:	5.714%

Spread to Benchmark Treasury:	140 bps

Benchmark Treasury:	4.625% due February 15, 2035

Benchmark Treasury Price and Yield:	102-15+; 4.314%

Interest Payment Dates:	Semi-annually on March 17 and September 17, commencing September 17, 2025

Optional Redemption:	The 2035 notes will be redeemable in whole or in part at any time prior to the Par Call Date at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the “make whole amount,” which means (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the 2035 notes) plus 25 basis points, less (b) interest accrued to the date of redemption; plus in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Change of Control Put:	101% of the principal amount plus accrued interest

Par Call Date:	December 17, 2034 (three months prior to the maturity date of the 2035 notes)

CUSIP/ISIN:	64110D AN4 / US64110DAN49

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC BofA Securities, Inc. Wells Fargo Securities, LLC Citigroup Global Markets Inc. MUFG Securities Americas Inc.

Co-Manager:	BNP Paribas Securities Corp.

Affiliates of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, BofA Securities, Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc., MUFG Securities Americas Inc. and BNP Paribas Securities Corp. are parties to NetApp, Inc.’s senior unsecured credit agreement that expires on March 5, 2030, for which such underwriters and their affiliates have been paid customary fees.

*

Under Rule 15c6-1 under the Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day preceding the settlement date should consult their advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus dated February 29, 2024) and a preliminary prospectus supplement dated March 12, 2025 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you these documents upon request by contacting any of Goldman Sachs & Co. LLC at 866-471-2526, J.P. Morgan Securities LLC at 212-834-4533, BofA Securities, Inc. at 800-294-1322 or Wells Fargo Securities, LLC at 1-800-645-3751.